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Agriculture Exchange Traded Notes	Filed pursuant to Rule 433 Registration Statement 333-137902 Dated July 7, 2008

Description
The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG), PowerShares DB Agriculture Long Exchange Traded Note (Symbol: AGF), PowerShares DB Agriculture Short Exchange Traded Note (Symbol: ADZ) and PowerShares DB Agriculture Double Short Exchange Traded Note (Symbol: AGA) (collectively, the "PowerShares DB Agriculture ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index–Optimum Yield Agriculture™ (the "Index"), which is designed to reflect the performance of certain corn, wheat, soybean and sugar futures contracts plus the returns from investing in 3 month United States Treasury Bills.

Investors can buy and sell PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Agriculture ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet
Prospectus
Index History (%)1

Index Weights
As Of: 03-Jul-2008
Commodity	Contract Expiry Date	Weight %
Corn	12-Dec-2008	30.96
Wheat	14-Jul-2009	21.74
Soybeans	14-Nov-2008	29.09
Sugar #11	30-Jun-2009	18.21

DB Agriculture ETN and Index Data		[1]Index history is for illustrative purposes only and does not represent actual PowerShares DB Agriculture ETN performance. PowerShares DB Agriculture ETN hypothetical historical performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture Excess Return™ (the "Agriculture Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the repurchase value formula applied to
DB Agriculture ETN Symbols
Agriculture Double Short	AGA
Agriculture Double Long	DAG
Agriculture Short	ADZ
Agriculture Long	AGF
Unit Price at Listing

Agriculture Double Short	$25.00
the PowerShares DB Agriculture ETNs less the investor fee. The Agriculture Index is intended to reflect changes in the market value of certain agriculture futures contracts on corn, wheat, soybeans and sugar. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury Bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

[2]The PowerShares DB Agriculture ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Agriculture ETNs.

Agriculture Double Long	$25.00
Agriculture Short	$25.00
Agriculture Long	$25.00
Intraday Intrinsic Value Symbols
Agriculture Double Short	AGAIV
Agriculture Double Long	DAGIV
Agriculture Short	ADZIV
Agriculture Long	AGFIV
Inception Date	4/14/08
Maturity Date	4/01/38
DB Agriculture Index Symbol	DBLCYEAG

Risks[2]
•           Non-principal protected
•           Leveraged losses
•           Subject to an investor fee
•           Limitations on repurchase
•           concentrated exposure to agricultural
 commodities

Benefits
•           Leveraged and short notes
•           Low Cost
•           Intraday access

An investment in the PowerShares DB Agriculture ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.Not FDIC Insured - No Bank Guarantee - May Lose Value.

The PowerShares DB Agriculture ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Agriculture ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The

• Listed • Transparent • Tax treatment[3] Issuer Details Deutsche Bank AG, London Branch Long-term Unsecured Obligations** S & P Rating AA Moody’s Rating Aal
PowerShares DB Agriculture ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Agriculture ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Agriculture ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Agriculture ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Agriculture ETNs is zero, your investment will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Agriculture ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Agriculture ETNs may not be suitable for all investors.

The PowerShares DB Agriculture ETNs are concentrated in agriculture commodity futures contracts. The market value of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Agriculture ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Agriculture Double Long ETN and PowerShares DB Agriculture Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

[3]Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim Distributors, Inc.

are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Agriculture ETNs' investment objective, risks, charges and expenses carefully before investing.

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